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                                                 Commercial Equipment Financing


WILLIAM B. STICKLE
401 MERRITT7
SECOND FLOOR
NORWALK, CT 06856
203-229-1901 / FAX: 203-229-1985
INTERNET:         WILLIAM.STICKLE~GECAPITAL.COM


February 6, 2001

Mr. Joseph Mo, Ph.D.
President & Chief Executive Officer
NexMed, Inc.
350 Corporate Boulevard
Robbinsville, NJ 08691

Dear Dr. Mo:

General Electric Capital Corporation ("GECC") is pleased to submit the following lease proposal for your consideration:



LESSEE:

NexMed, Inc.

LESSOR:

GE Capital or one of its wholly-owned subsidiaries

EQUIPMENT:

Group 1: New ERP System and all related costs for the internal use of the Lessee.

Group 2: New laboratory, manufacturing and packaging Equipment and new furniture and computer hardware for the internal use of the Lessee.

The anticipated mix of Equipment is summarized in Attachment A.

All final Equipment must be acceptable to Lessor.






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EQUIPMENT LOCATION:


All within the continental United States. Anticipated sites are (i) Lessee's headquarters at the above address and (ii) at Lessee's new manufacturing facility in East Windsor, NJ.


EQUIPMENT COST:

$5,000,000.00 lease line of credit of which $2,500,000.00 is for Equipment Group 1 and $2,500,000.00 is for Equipment Group 2 (See Attachment A).



DELIVERY ASSUMPTIONS:
-------- -----------

January 1, 2001 through March 31, 2002.

LEASE TERM:

Each Schedule shall have a fixed term of 42 months.


BASIC TERM COMMENCEMENT DATES:
           ------------ ------

Lessee shall make its first rental payment(s) in advance. Such advance rental payment(s) shall be due upon execution of documents.


RENTAL PAYMENT RATE:
------ ------- ----

Group 1: 2.828% of the Equipment Cost per month for 42 months.

Group 2: 2.840% of the Equipment Cost per month for 42 months.


LEASE EXPIRATION PURCHASE OPTION:
                 -------- -------

$1.00

ADDITIONAL COLLATERAL:

Lessee shall provide to Lessor a continuing Letter of Credit covering all original Equipment costs related to Equipment chosen for Equipment Group 1 -- the ERP System and all consulting, training, installation, software and other such applicable soft costs. Based on information provided by the Lessee, these costs will approximate $2,500,000.00.

FINANCIAL COVENANTS:
--------- ---------

To be mutually agreed upon by Lessee and Lessor.

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This proposal is based upon the following additional terms and conditions:

PURCHASE OF EQUIPMENT:
-------- -- ---------
Lessee would submit its order for the equipment to the vendor. Lessor would take an assignment of Lessee s purchase order. Such assignment would be conditioned upon the leasing of the Equipment by Lessee from Lessor. Lessee understands that any Equipment delivered after the Last Delivery Date would not be covered by this proposal.

NET LEASE:
--- -----
The proposed lease would be a net lease. Without limiting the generality of the foregoing, Lessee would be responsible for all expenses, maintenance, insurance and taxes relating to the purchase, lease, possession and use of the Equipment.

INSURANCE:
Lessee would bear all risk of loss or damage to the Equipment. Lessee would be responsible to keep the Equipment insured with companies acceptable to Lessor and for such amounts required by Lessor, including, but not limited to, insurance for damage to or loss of the Equipment and liability coverage. All such insurance policies must be satisfactory to Lessor.

WARRANTIES:
Lessor would lease the Equipment to Lessee on an AS IS BASIS. However, Lessor would assign to Lessee all warranties, guarantees and services provided by the manufacturer or vendor (to the extent that they are assignable).

DOCUMENTATION AND TRANSACTIONAL COSTS:

Standard GECC Master Lease and Lease Schedule for this type of equipment would be utilized. Any changes to the document must be approved by GECC legal counsel. A fee of $2,500.00 shall be charged for the Master Lease documentation and the first lease schedule. Subsequent lease schedules will carry a fee of $250.00 per lease schedule for documentation, overnight mail and search and filing charges. Lessee will be responsible for all costs it incurs with respect to the transaction.

RATE INDEX:

The above Rental Factor assumes an average three (3) -year Treasury Note yield of 4.95%. The Rental Factor will be adjusted accordingly for any difference in the average three-(3) year Treasury Note yield, as applicable.

PROPOSAL FEE:
-------- ---

A Proposal Fee of $25,000.00 shall be due upon acceptance of this proposal to begin the investment approval process. This fee shall be applied to the first scheduled rental payment or returned to the Lessee in the event that GECC does not approve the transaction. If this transaction is not fully closed, then GECC shall retain the Proposal Fee as liquidated damages.


This letter is an expression by GECC of its interest in considering a lease transaction on the





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general terms and conditions outlined above. Except for the provisions concerning the Proposal Fee (set forth above), this letter is not intended to and does not create any binding legal obligation on the part of either party. THIS LETTER IS NOT, AND IS NOT TO BE CONSTRUED AS, A COMMITMENT BY GECC OR ANY OF ITS SUBSIDIARIES TO ENTER INTO THE PROPOSED LEASE TRANSACTION. Neither GECC nor its subsidiary will be obligated to provide any financing until the satisfactory completion of its investment review and analysis and a field audit, the receipt of all requisite approvals by GECC management, and the prior execution and delivery of final legal documentation acceptable to all parties and their counsel. Please acknowledge your consent to the terms outlined above by signing a copy of this letter and returning it with you check for the Proposal Fee before February 9, 2001.


Sincerely,

/s/ William B. Stickle

William B Stickle



ACCEPTED: NexMed , Inc.

By: /s/ Joseph Mo, Ph.D.
Title: President & Chief Executive Officer
Date: February 8, 2001





                                  ATTACHMENT A



ESTIMATED CATEGORIES OF EQUIPMENT

CATEGORV                                    AMOUNT                   PERCENTAGE
-------------------------------------------------------------------------------
GROUP 1:
ERP System, Software, and all other $2,500,000                         50.0%
"Soft" Collateral


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GROUP 2:

Lab Equipment                               $1,250,000                 25.0%

Manufacturing, Packaging & Furniture        $1,000,000                 20.0%

Computer Hardware                            $ 250.000                  5.0%



TOTAL                                       $5,000,000                100.0%